                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION
             301 BLAIR ROAD, P.O. BOX 5301, WOODBRIDGE, N.J. 07095
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 1997

To the Stockholders of
Supermarkets General Holdings Corporation:

    Notice is Hereby Given that an Annual Meeting (the "Annual Meeting") of the Common Stockholder and the holders (the "Preferred Stockholders") of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock") of Supermarkets General Holdings Corporation, a Delaware corporation, will be held on June 13, 1997, at 4:00 P.M., local time, at the offices of the Company located at 200 Milik Street, Carteret, NJ 07008 for the following purposes:

        1) For the Common Stockholder to consider and vote upon the election of nine members of the Board of Directors to serve until the election of their successors at any meeting of stockholders for the purpose of electing directors; and

        2) For the Preferred Stockholders to consider and vote upon the election of two members of the Board of Directors to serve until either the election of their successors at any meeting of stockholders for the purpose of electing directors or upon the termination of the voting rights of the Preferred Stockholders upon the payment in full of all accumulated dividends on the Preferred Stock.

    Only Stockholders of record at the close of business on May 5, 1997, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

                                          By Order of the Board of Directors,
                                          Marc A. Strassler
                                          Secretary

Woodbridge, New Jersey
May 13, 1997

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION
             301 BLAIR ROAD, P.O. BOX 5301, WOODBRIDGE, N.J. 07095
                              -------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                               -----------------

    This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Supermarkets General Holdings Corporation ("Holdings" or the "Company") for use in the Annual Meeting of the sole holder (SMG-II Holdings Corporation, the "Common Stockholder" or "SMG-II") of the Class A common stock, par value $.01 per share (the "Common Stock") and the holders (the "Preferred Stockholders" and together with the Common Stockholder the "Stockholders") of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock") of the Company (the "Annual Meeting") to be held on June 13, 1997 and at any adjournment(s) thereof, at the time and place set forth in the accompanying Notice of Annual Meeting. The purpose of the Annual Meeting is for the Common Stockholder to elect nine directors (the "Common Directors") and the Preferred Stockholders to elect two additional directors (the "Preferred Directors") to the Board of Directors of the Company. The Preferred Stockholders have the right to elect two additional directors because the Company has not paid quarterly dividends on the Preferred Stock for 17 consecutive quarters. This Proxy Statement and the accompanying proxy card were mailed to the Common Stockholder and the Preferred Stockholders on or about May 13, 1997.

VOTING AND REVOCATION OF PROXIES

    All holders of shares of Common Stock and Preferred Stock which are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election by the Common Stockholder of each of the eight Nominees and by the Preferred Stockholders of each of the two additional nominees for the Board of Directors nominated by the Company. There are no matters, other than the election of the Preferred Directors by the Preferred Stockholders that may properly be presented by the Preferred Stockholders for consideration at the Annual Meeting.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Common Stock or Preferred Stock and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to:
Supermarkets General Holdings Corporation, 301 Blair Road, P.O. Box 5301, Woodbridge, N.J. 07095, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Annual Meeting.

RECORD DATE; VOTING AT THE ANNUAL MEETING

    The Board of Directors has fixed May 5, 1997 as the Record Date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock or Preferred Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. As of the Record Date, the Common Stock of the Company outstanding and entitled to vote at the Annual Meeting consisted of 1,075,000 shares, all held by the Common Stockholder and the Preferred Stock of the Company outstanding and entitled to vote at the Annual Meeting consisted of 4,890,671 shares, held by approximately 1,000 holders of record. The Common Stockholder is obligated, under the terms of the SMG-II Stockholders Agreement

(as hereinafter defined), to re-elect the Common Directors. Each holder of record of Preferred Stock on the Record Date is entitled to cast one vote per share of Preferred Stock on each nominee properly nominated for the vote of Preferred Stockholders, exercisable in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting for the purpose of electing two Preferred Directors.

    The By-Laws of the Company provide that a vote of the majority of the Preferred Stock, present in person or proxy at the Annual Meeting, is required to elect the two additional nominees to the Board of Directors as Preferred Directors. Abstentions and broker non-votes will have the effect of a negative vote.

PROXY SOLICITATION

    Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Preferred Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

INTRODUCTION

    Pursuant to the Certificate of Stock Designation for the Preferred Stock (the "Certificate of Designation"), the Company was required to pay cash dividends to the Preferred Stockholders at an annual rate of $3.52 per share beginning on January 15, 1993. Such dividends are cumulative and have accrued since that time. The Certificate of Designation provides that the Preferred Stock is non-voting, except that if an amount equal to six quarterly dividends is in arrears in whole, or in part, the Preferred Stockholders voting as a class are entitled to elect an additional two members to the Board of Directors of the Company. The Company is currently in arrears on the payment of 17 quarterly dividends, and therefore the Preferred Stockholders presently have the right to elect two Preferred Directors.

    The Annual Meeting to which this proxy statement relates is being called by a proper officer of the Company.

    The Company is a wholly-owned subsidiary of the Common Stockholder, SMG-II Holdings Corporation, a privately held company, a majority of whose capital stock is held by affiliates of Merrill Lynch & Co. (the "ML Investors" or "Merrill Lynch Investors"). Merrill Lynch & Co. ("ML & Co.") is a financial services holding company providing investment and financing, real estate, insurance and related services. The Company's primary business activity is the management of its operating subsidiary, Pathmark Stores, Inc. ("Pathmark").

ANNUAL REPORT

    A copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 1, 1997 accompanies this Proxy Statement.

(A) DIRECTORS OF THE COMPANY

    The following table sets forth the name, age, principal occupation or employment at the present time and during the last five years, and the name and principal business of any corporation or other organization in which such occupation or employment is or was conducted, of each nominee for election as a director.

    Pursuant to a stockholders agreement among SMG-II and its stockholders dated as of February 4, 1991 as amended (the "SMG-II Stockholders Agreement"), the Merrill Lynch Investors are entitled to designate seven directors, the Management Investors are entitled to designate three directors and the Equitable Investors are entitled to designate one director to Holdings' Board of Directors. Currently, six of the persons serving as directors were designated by the Merrill Lynch Investors (Messrs. Bowman, Boyle, Burke, Khanna, McLean and Rubenstein), one was designated by the Management Investors (Mr. Donald) and one was designated by the Equitable Investors (Mr. Gummeson). One, Mr. Miller, was designated by the three investor groups. By having the ability to designate a majority of Holdings' Board of Directors, the Merrill Lynch Investors have the ability to control the Company. In accordance with said agreement, each of the aforementioned individuals will be re-elected to the Board of Directors of the Company by the vote of the Common Stockholder of the Company at or before the Annual Meeting. No family relationship exists between any director or nominee and any other director or nominee or executive officer of the Company. See "Certain Relationships and Related Transactions."

                                                                                                     DIRECTOR OF THE
                      NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                         COMPANY SINCE
---------------------------------------------------------------------------------------------------  ---------------
NOMINEES TO BE ELECTED BY COMMON STOCKHOLDER
MATTHIAS BOWMAN, 48, Chief Executive Officer of Merrill Lynch Capital Partners, Inc., ("MLCP"), an           1997
  investment firm affiliated with Merrill Lynch & Co., ("ML&Co."), the financial services concern, since 1994; Vice Chairman of Investment Banking with ML&Co. since 1993; Managing Director of
  Merrill Lynch, Pierce, Fenner & Smith Incorporated since at least 1992. Mr. Bowman is also a
  Director of Rykoff-Sexton, Inc.
JOHN W. BOYLE, 68, Chairman and Chief Executive Officer of the Company from March 1996 to October            1996
  1996 (Retired); Vice Chairman (retired), Eckerd Corporation, a drug store chain, between 1983 and
  1995. Mr. Boyle is also a Director of United Artists Theater Circuit, Inc.(1)
JAMES J. BURKE, JR., 45, Managing Partner and a Director of Stonington Partners, Inc. ("SPI"), a             1988
  private investment firm, since 1993, and a Director of MLCP since 1987; Partner of MLCP from 1993 to 1994; President and Chief Executive Officer of MLCP from 1987 to 1993. Mr. Burke was also a
  Managing Director of ML&Co. until 1994. Mr. Burke is also a Director of Ann Taylor Stores Corp.,
  Borg-Warner Security Corp., Education Managment Corp. and United Artists Theater Circuit, Inc.
JAMES DONALD, 43, Chairman, President and Chief Executive Officer of the Company (since October              1996
  1996); Senior Vice President and General Manager, Safeway, Inc., Eastern Division from February
  1994 until October 1996; Vice President-Marketing, Wal-mart Corp. prior thereto(2).
U. PETER C. GUMMESON, 38, Managing Director of Alliance Corporate Finance Group, Incorporated, an            1996
  investment firm affiliated with the Equitable Life Assurance Society of the United States (the
  "Equitable") and an investment officer of the Equitable.
SUNIL C. KHANNA, 40, Principal of SPI since 1993; Principal of MLCP from 1993 to 1994; Vice                  1987
  President of MLCP from 1989 to 1993; a Director of the Investment

                                                                                                     DIRECTOR OF THE
                      NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                         COMPANY SINCE
---------------------------------------------------------------------------------------------------  ---------------
  Banking Division of ML&Co. from 1993 to 1994, and a Vice President thereof prior thereto. Mr.
  Khanna is also a Director of Rykoff-Sexton, Inc.
STEPHEN M. McLEAN, 39, Partner and a Director of SPI since 1993; Partner of MLCP from 1993 to 1994;          1987
  Senior Vice President of MLCP from 1987 to 1993; Director of MLCP since 1987; Managing Director of the Investment Banking Division of ML&Co. until 1994. Mr. McLean is also a Director of CMI
  Industries, Inc. and Dictaphone Corporation.
ROBERT G. MILLER, 53, Chairman and Chief Executive Officer of Fred Meyer, Inc., a diversified                1997
  retailer. Mr. Miller is also a Director of PacifiCorp.
JERRY G. RUBENSTEIN, 67, Managing Partner, Omni Management Associates; Consultant to MLCP since              1988
  1988.

------------------------

(1) Mr. Boyle was retained on March 20, 1996 to act as the Company's interim Chairman and Chief Executive Officer. He resigned said position on October 7, 1996.

(2) Mr. Donald was elected as Chairman, President and Chief Executive Officer of the Company effective October 8, 1996.

(B) NOMINEES FOR PREFERRED DIRECTORS OF THE COMPANY

    The following table sets forth the name, age, principal occupation or employment at the present time and during the last five years, and the name and principal business of any corporation or other organization in which such occupation or employment is or was conducted of the persons nominated to be elected Preferred Directors of the Company by the Preferred Stockholders.

                                                                                                     DIRECTOR OF THE
                      NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                         COMPANY SINCE
---------------------------------------------------------------------------------------------------  ---------------
JAMES B. UPCHURCH, 38, President and Chief Operating Officer of Libra Investments, Inc., an NASD             1995
  licensed broker/dealer.
STEVEN L. VOLLA, 50, Chairman and Chief Executive Officer of Primary Health Systems, L.P., a                 1995
  hospital management company, since June 1994; Chairman, President and Chief Executive Officer of
  American Health Care Management, Inc., prior thereto.

(C) EXECUTIVE OFFICERS

    The following table sets forth the name, age, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such occupation or employment is or was conducted, of the executive officers of the Company, all of whom serve at the discretion of the Board of Directors of the Company. The executive officers of the Company listed below were elected to office for an indefinite period of time. No family relationship exists between any executive officer and any other executive officer or director of the Company.

                                                                                                             OFFICER OF
                                                                                                                THE
                                                                                                              COMPANY
NAME                                   AGE                         POSITIONS AND OFFICE                        SINCE
---------------------------------      ---      ----------------------------------------------------------  ------------
JAMES DONALD                               43   Chairman, President and Chief Executive Officer since            1996
                                                 October 1996(1)
NEILL CROWLEY                              54   Executive Vice President--Retail Services since October          1994
                                                 1996; Executive Vice President-- Distribution since May
                                                 1995; Executive Vice President--Marketing from May 1994
                                                 to May 1995; Executive Vice President--Marketing and
                                                 Store Support, The Vons Companies, Inc. (a supermarket
                                                 chain) prior thereto.
RON MARSHALL                               43   Executive Vice President and Chief Financial Officer since       1994
                                                 October 1994. Senior Vice President and Chief Financial
                                                 Officer of Dart Group Corporation (a diversified
                                                 retailer) prior thereto.
JOSEPH W. ADELHARDT                        50   Senior Vice President and Controller since January 1996;         1987
                                                 Vice President and Controller prior thereto. Mr.
                                                 Adelhardt joined the Company in 1976.
HARVEY M. GUTMAN                           51   Senior Vice President--Retail Development. Mr. Gutman            1990
                                                 joined the Company in 1976.
ROBERT JOYCE                               51   Senior Vice President (since October 1996); Executive Vice       1989
                                                 President--Operations (from January 1996 to October 1996;
                                                 Senior Vice President--Operations--from March 1995 to
                                                 January 1996; Senior Vice President-- Administration
                                                 prior thereto. Mr. Joyce joined the Company in 1963.
RONALD RALLO                               59   Senior Vice President--Merchandising (since October 1996);       1993
                                                 Executive Vice President-- Merchandising (from May 1995
                                                 to October 1996); Senior Vice President--Merchandising
                                                 from July 1993 to May 1995); Senior Vice President--
                                                 Merchandising Pathmark division (from September 1992 to
                                                 July 1993); Senior Vice President-- Perishable
                                                 Merchandising, Pathmark division prior thereto. Mr. Rallo
                                                 joined the Company in 1962.
MARC A. STRASSLER                          49   Vice President, Secretary and General Counsel. Mr.               1987
                                                 Strassler joined the Company in 1974.
MYRON D. WAXBERG                           63   Vice President and General Counsel--Real Estate Mr.              1991
                                                 Waxberg joined the Company in 1976.

------------------------

(1) Member of the Company's Board of Directors.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

    There were five meetings of the Board of Directors of Holdings in fiscal year 1996. The Board of Directors of Holdings does not have Committees, but SMG-II has an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee") which, pursuant to authority delegated by the Board of Directors, acts on behalf of the Company. See "Compensation Committee Report on Executive Compensation."

    The Audit Committee, which held two meetings in fiscal year 1996, recommends the firm to be appointed as independent accountants to audit the financial statements of SMG-II and its subsidiaries, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The members of the Audit Committee are Messrs. Boyle, Khanna and Rubenstein.

    The Compensation Committee, which held two meetings in fiscal year 1996, reviews and recommends the compensation arrangements for top management of the Company, including salaries, bonuses and, if directed by the Board, grants of options to purchase shares under SMG-II's Management Investors Stock Option Plan. The members of the Compensation Committee are Messrs. Boyle, Burke, McLean and Khanna. Mr. Boyle joined the Committee on January 10, 1997.

    Neither the Company's Board of Dirctors nor SMG-II's Board of Directors has a nominating committee or committee performing functions similar to those of a nominating commitee.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during fiscal year 1996.

EXECUTIVE COMPENSATION.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                                                  AWARDS
                                                   ANNUAL COMPENSATION                  ---------------------------
                                    --------------------------------------------------                 SECURITIES
                                                                         OTHER ANNUAL    RESTRICTED    UNDERLYING      ALL OTHER
                                                                         COMPENSATION   STOCK AWARDS  OPTIONS/SARS   COMPENSATION
   NAME AND PRINCIPAL POSITION        YEAR      SALARY($)    BONUS($)       ($)(1)         ($)(2)        (#)(3)         ($)(4)
----------------------------------  ---------  -----------  -----------  -------------  ------------  -------------  -------------

James L. Donald(5)................       1996     193,846    1,175,000       340,021      3,400,000       100,000         16,821
  Chairman, President and Chief
  Executive Officer

Jack Futterman(6).................       1996      70,673           --            --             --            --      2,545,000
  Retired Chairman, President and        1995     526,442      332,658            --             --            --          5,250
  CEO                                    1994     491,346       92,127            --             --            --          5,250

John W. Boyle(5)..................       1996          --           --            --             --         3,000        388,980
  Retired Interim Chairman,
  President and CEO

Ron Marshall......................       1996     300,000       36,000        49,177             --            --          5,250
  Executive Vice President and           1995     280,289      168,173            --             --            --             --
  Chief Financial Officer                1994      89,904       53,942            --             --         2,000             --

Neill Crowley.....................       1996     253,750       30,450            --             --            --          5,250
  Executive Vice President- Retail       1995     247,212      112,241            --             --            --          4,341
  Services                               1994     168,712       21,089            --             --         1,000             --

Ronald Rallo......................       1996     245,000       29,400         4,389             --            --          5,250
  Senior Vice President-                 1995     227,500      113,585         4,399             --            --          5,250
  Merchandising                          1994     200,385       21,141         4,265             --            --          5,250

Robert Joyce......................       1996     223,846       26,862         2,195             --            --          5,250
  Senior Vice President                  1995     205,437       84,650         2,200             --           250          5,250
                                         1994     169,125       21,141         2,133             --            --          5,250

------------------------

(1) Represents (i) with respect to Mr. Donald, payment of $58,771 to Mr. Donald as reimbursement of legal expenses in connection with the negotiation of his employment agreement and forgiveness of a loan payment due to the Company of $281,250; (ii) with respect to Mr. Marshall, reimbursement of relocation expenses; and (iii) with respect to Messrs. Rallo and Joyce, payments as reimbursement for interest paid to Holdings for loans each of less than $60,000 from Holdings in connection with the purchase of SMG-II Class A Common Stock, and includes an amount sufficient to pay any income taxes resulting therefrom after taking into account the value of any deductions available as a result of the payment of such interest and taxes.

(2) Includes accumulated dividends of $1,039,440 with respect to an award of 8,520 restricted shares of SMG-II Series C Preferred Stock.

(3) Stock options shown were granted (i) to Mr. Donald pursuant to the Employment Agreement dated October 8, 1996 among the Company, SMG-II and Mr. Donald (the "Donald Agreement"); and (ii) to Messrs. Boyle, Marshall, Crowley and Joyce pursuant to the Management Investors 1987 Stock Option Plans of SMG-II (the "Plan"). All options relate to shares of SMG-II Class A Common Stock.

(4) Represents (i) with respect to Mr. Donald, payments of $11,756 on behalf of Mr. Donald for temporary housing and $5,065 for a term life insurance premium on Mr. Donald's life; (ii) with respect to Mr. Futterman, payments of $4,594 representing the Company's matching contribution to the SGC Savings Plan, $2,128,150 paid to Mr. Futterman pursuant to a Retirement Agreement dated March 20, 1996 among Mr. Futterman, the Company and SMG-II (the "Retirement Agreement"), and $412,256 paid pursuant to Mr. Futterman's Supplemental Retirement Agreement; (iii) with respect to Mr. Boyle, payments of $288,980 representing a consulting fee for acting as the Company's interim Chief Executive Officer payable pursuant to a Consulting Agreement dated March 20, 1996 between the Company and Mr. Boyle, and a completion bonus of $100,000 in connection with the identification and hiring of Mr. Donald as Chief Executive Officer; and (iv) with respect to the other four-named executive officers, the Company's matching contribution under the SGC Savings Plan.

(5) Mr. Donald was employed by the Company on October 8, 1996 as Chairman, President and CEO replacing Mr. Boyle who acted as interim Chairman and CEO from March 20, 1996 to October 7, 1996.

(6) Mr. Futterman retired on March 20, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                    INDIVIDUAL GRANTS                                ASSUMED
                               ------------------------------------------------------------   ANNUAL RATES OF STOCK
                                                % OF TOTAL                                            PRICE
                                                 OPTIONS/                                    APPRECIATION FOR OPTION
                                               SARS GRANTED      EXERCISE OR                           TERM
                               OPTIONS/SARS    TO EMPLOYEES      BASE PRICE     EXPIRATION   ------------------------
NAME                            GRANTED (#)   IN FISCAL YEAR       (S/SH)          DATE        5% ($)      10% ($)
-----------------------------  -------------  ---------------  ---------------  -----------  ----------  ------------
James L. Donald..............      100,000            95.7           (1)            (2)       6,288,946    15,937,425
John W. Boyle................        3,000(3)          2.9           100          5/02/06       188,668       478,123

------------------------

(1) The stock option to purchase an aggregate of 100,000 shares of SMG-II Class A Common Stock granted to Mr. Donald by SMG-II consists of component A ("Option Component A") covering 50,000 shares of SMG-II Class A Common Stock and component B ("Option Component B") covering the remaining 50,000 shares of Common Stock. Subject to the vesting terms described below, Option Component A has an initial per share exercise price of $100 per share. The per share exercise price of Option Component A will increase to $125 per share on the first day of the Fiscal Year beginning in calendar year 2000 ("Fiscal Year 2000") and to $150 per share on the first day of the Fiscal Year beginning in calendar year 2001 ("Fiscal Year 2001"). Subject to the vesting terms described below, Option Component B has an initial per share exercise price of $100 per share. The per share exercise price of Option Component B will increase to $150 per share on the first day of the Fiscal Year beginning in calendar year 1999; to $250 per share on the first day of Fiscal Year 2000; and to $350 per share on the first day of Fiscal Year 2001. Mr. Donald will vest in 25% of the Option Component A and in 25% of the Option Component B on the Effective Date and on each of the first through third anniversaries of the Effective Date, provided that the Optionee is in the employ of the Company on each such date. Upon the Occurrence of a Minimum IPO (as defined below) while the Optionee is in the employ of the Company, the entire Option shall immediately and fully vest. In addition, the Option will immediately and fully vest upon the occurrence of a Change in Control occurring prior to a Termination Event. Except for purposes of tag-along rights and piggyback rights under the Stockholders Agreement, the Option shall not be exercisable (even though the Option or a portion thereof is vested) unless and until it becomes exercisable in accordance with the following provisions:

    (i) The Exercisable Percentage (as defined below) of each component of the Option will become exercisable if the ML Investors (as defined in the Stockholders Agreement) have a Realization
       Event (as defined below) in respect of the SMG-II Class A Common Stock at a per share price in excess of the amounts (the "Target Prices") set forth below:

                                                      TARGET PRICE PER       TARGET PRICE PER
                                                        SHARE/OPTION      SHARE/OPTION COMPONENT
PERIOD OF TIME                                           COMPONENT A                 B
----------------------------------------------------  -----------------  -------------------------
Prior to 2/1/00.....................................      $     100              $     150
2/1/00 to 1/31/01...................................      $     125              $     250
2/1/01 and after....................................      $     150              $     350

    (ii) Notwithstanding the above, if the ML Investors have a Realization Event for more than 15% of the shares of SMG-II Class A Common Stock beneficially owned by them on the date Mr. Donald is granted an Option at a per share price in excess of the Target Price described above applicable to the date when such Realization Event occurs, then the components of the Option for which such Target Prices have been achieved shall become immediately vested and exercisable and the exercise price shall not thereafter increase.

(2) The Option will expire on October 8, 2001 to the extent not previously exercised (the "Expiration Date"); provided, however, that the Expiration Date for the portion of Option Component A and Option Component B which is vested prior to such Expiration Date will be extended until October 8, 2003 if such vested portion of Option A and Option B, as the case may be, has not become exercisable by such initial Expiration Date. During the period of such extension, the per share exercise price of Option Component A and Option Component B, as the case may be (to the extent not previously exercised), will increase at the end of each month during such extension period at an annual rate of 10%.

(3) Options shown were granted pursuant to the Plan, and relate to shares of Class A Common Stock of SMG-II. Options are fully vested and exercisable at the time of grant, provided that no exercise may occur unless a registration statement has been filed under the Securities Act of 1933 with respect to the shares subject to the option or the Compensation Committee of the Board of Directors of SMG-II determines that an exemption from registration is available.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                                                                    NUMBER OF
                                                                                                   SECURITIES
                                                                                                   UNDERLYING
                                                                                                   UNEXERCISED
                                                                                                  OPTIONS/SARS
                                                                                                  AT FY-END (#)
                                                                                                  EXERCISABLE/
NAME                                                                                              UNEXERCISABLE
---------------------------------------------------------------------------------------------  -------------------
John W. Boyle................................................................................          3,000/0
Jack Futterman...............................................................................         13,000/0
James Donald.................................................................................        0/100,000
Neill Crowley................................................................................          1,000/0
Ron Marshall.................................................................................          2,000/0
Ronald Rallo.................................................................................          2,850/0
Robert Joyce.................................................................................          2,500/0

------------------------

(1) Options shown were granted pursuant to the Plan (except with respect to Mr. Donald) and relate to shares of Class A Common Stock of SMG-II. No options were exercised in Fiscal 1996 by any of the above named executives.

                                                                  PENSION PLAN TABLE(1)
                                                                     YEARS OF SERVICE
                                          ----------------------------------------------------------------------
FINAL AVERAGE PAY                             10          15          20          25          30          35
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
$150,000................................  $   20,000  $   30,000  $   40,000  $   50,000  $   60,000  $   60,000
 200,000................................      26,667      40,000      53,333      66,667      80,000      80,000
 225,000................................      30,000      45,000      60,000      75,000      90,000      90,000
 250,000................................      33,333      50,000      66,667      83,333     100,000     100,000
 300,000................................      40,000      60,000      80,000     100,000     120,000     120,000
 350,000................................      46,667      70,000      93,333     116,667     140,000     140,000
 400,000................................      53,333      80,000     106,667     133,333     160,000     160,000
 450,000................................      60,000      90,000     120,000     150,000     180,000     180,000
 500,000................................      66,667     100,000     133,333     166,667     200,000     200,000
 550,000................................      73,333     110,000     146,667     183,333     220,000     220,000
 600,000................................      80,000     120,000     160,000     200,000     240,000     240,000
 650,000................................      86,667     130,000     173,333     216,667     260,000     260,000
 700,000................................      93,333     140,000     186,667     233,333     280,000     280,000
 750,000................................     100,000     150,000     200,000     250,000     300,000     300,000

------------------------

(1) The table above illustrates the aggregate annual pension benefits payable under the SGC Pension Plan and Excess Benefit Plan (collectively, the "Pension Plans"). The retirement benefit for individuals with 30 years of credited service is 40% of the individual's average compensation during his or her highest five compensation years in the last ten years before retirement, less one-half of the social security benefit received. The retirement benefit is reduced by 3.33% for every year of credited service less than 30. Covered compensation under the Pension Plans includes all cash compensation subject to withholding plus amounts deferred under the Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, and as to individuals identified in the Summary Compensation Table, would be the amount set forth in that table under the headings "Salary" and "Bonus". The table shows the estimated annual benefits an individual would be entitled to receive if normal retirement at age 65 occurred in January 1997 after the indicated number of years of covered employment and if the average of the participant's covered compensation for the five years out of the last ten years of such employment yielding the highest such average equaled the amounts indicated.

    The estimated annual benefits are based on the assumption that the individual will receive retirement benefits in the form of a single life annuity (married participants may elect a joint survivorship option) and are before applicable deductions for social security benefits in effect as of January 1997. As of December 31, 1996, the following individuals had the number of years of credited service indicated after their names: Mr. Futterman, 22.8; Mr. Crowley, 1.5; Mr. Rallo, 30, Mr. Joyce, 26.7 and Mr. Marshall, 1.0. Neither Mr. Donald nor Mr. Boyle had any credited service. As described below in "Compensation Plans and Arrangements--SUPPLEMENTAL RETIREMENT AGREEMENTS", certain of the named executives is party to a Supplemental Retirement Agreement with Pathmark.

COMPENSATION PLANS AND ARRANGEMENTS

    SUPPLEMENTAL RETIREMENT AGREEMENTS. The Company has entered into supplemental retirement agreements with certain key executives, including certain of the executive officers named in the Summary Compensation Table, and set forth below, which provide that said executive officers will be paid upon termination of employment after attainment of age 60 a supplemental pension benefit in such an amount as to assure him or her an annual amount of pension benefits payable under the supplemental retirement agreement, the Company's qualified pension plans and certain other plans of the Company, including Savings Plan balances as of March 31, 1983, (a) in the case of Mr. Futterman, equal to $525,000, (b) in the case of Messrs. Joyce and Rallo equal to (i) 30% of his final average Compensation based on ten years of service with the Company and increasing 1% per year for each year of service thereafter, to a maximum of 40%, of his final average Compensation based on 20 years of service, or (ii) $150,000, whichever is less, and (d) in the case of Messrs. Crowley and Marshall, equal to 12.5% of his final average Compensation based on five years of service with the Company and increasing 2.5% per year for each year of service thereafter to a maximum of 35% of his final average Compensation based on 14 years of service. "Compensation" includes base salary and payments under the Executive Incentive Plan, but excludes Company matching contributions under the Savings Plan. If the executive leaves the Company prior to completing 20 years of service (other than for disability), the supplemental benefit would be reduced proportionately. Should the executive die, the surviving spouse then receiving or, if he or she was not then receiving a supplemental pension benefit, the spouse would be entitled, provided the executive has attained at least ten years of service with the Company.

EMPLOYMENT AGREEMENTS:

    EMPLOYMENT AGREEMENT AMONG PATHMARK, SMG-II AND JAMES L. DONALD. On October 8, 1996 (the "Effective Date"), the Company entered into the Donald Agreement with Mr. James L. Donald pursuant to which Mr. Donald was elected Chairman, President and Chief Executive Officer for a term of five years. The Donald Agreement provides Mr. Donald with an initial annual base salary of $600,000 and provides that he shall participate in the Pathmark Executive Incentive Plan, under which Mr. Donald may earn an annual bonus of up to 125% of his annual salary based on performance targets that are set by the Board. For the partial fiscal year commencing on the Effective Date and ending on February 1, 1997, the Donald Agreement guaranties Mr. Donald a minimum bonus of $175,000 and, for the first full fiscal year during the term of the Donald Agreement, Mr. Donald shall receive a minimum annual bonus of $425,000. Furthermore, under the Donald Agreement, Dr. Donald is guaranteed an annual bonus for each of the second, third, and fourth full fiscal years of the term of at least 25% of his base salary. The Donald Agreement provides Mr. Donald with the right to defer up to 50% of his annual bonus and salary, which shall be held in a grantor trust established by the Company. During the term of the Donald Agreement, in addition to the base salary, bonus eligibility and other customary annual benefits and perquisites that the Company generally provides to the executive officers, the Company will provide Mr. Donald with a company car and term life insurance in the amount of $4.5 million during the first year and $3.2 million thereafter. The Company also reimbursed Mr. Donald for the legal expenses incurred by him the negotiation of the Donald Agreement. Mr. Donald also received a one-time signing bonus of $1 million, which is being amortized over the term of the Donald Agreement.

    Furthermore, Dr. Donald received an equity package (the "Equity Strip"), consisting of 8,520 restricted shares of a new series of SMG-II Preferred Stock with a stated value of $200 per share and 19,851 restricted shares of SMG-II Class A Common Stock, the terms of which are set forth in the stock award agreement (the "Stock Award Agreement". The Equity Strip, which as of the Effective Date was valued by the Company at $3.4 million, based upon an independent appraisal, will vest in its entirety upon the occurrence of an Employment-Related Event, as defined in the Stock Award Agreement, and will be forfeited in its entirety upon the occurrence of a Termination Event, as defined in the Donald Agreement. The valuation of $3.4 million is being amortized by the Company over the term of the Donald Agreement. The Preferred Stock ranks pari passu with the existing SMG-II convertible preferred stock and will accrue dividends at a rate of 10% per annum. The Preferred Stock will be convertible into Common Stock on a one-for-one basis. As of the Effective Date, the Preferred Stock had accumulated dividends of approximately $122 per share.

    In addition, Mr. Donald received a stock option (the "Option") to purchase an aggregate of 100,000 shares of SMG-II Class A Common Stock. The Option consists of component A ("Option Component A") covering 50,000 share of SMG-II Class A Common Stock and component B ("Option Component B") covering the remaining 50,000 shares of SMG-II Class A Common Stock. Any terms used herein not otherwise defined shall have the meanings assigned to them in the Donald Agreement. Option Component A shall have an initial per share exercise price of $100 per share. The per share exercise price of Option Component A will increase to $125 per share on the first day of the Fiscal Year beginning in a calendar year 2000 ("Fiscal Year 2000") and to $150 per share on the first day of the Fiscal Year beginning in calendar 2001 ("Fiscal Year 2001"). Option Component B will have an initial per share exercise price of $100 per share. The per share exercise price of Option Component B will increase to $150 per share on the first day of the Fiscal Year beginning in the calendar year of 1999; to $250 per share on the first day of Fiscal Year 2000; and to $350 per share on the first day of Fiscal 2001. The Option will expire on the fifth anniversary of the Effective Date to the extent not previously exercised (the "Expiration Date"); provided, however, that the Expiration Date for the portion of Option Component A and Option Component B which is vested (as explained below) immediately prior to such Expiration Date will be extended until the seventh anniversary of the Effective Date if such vested portion of Option Component A and Option Component B, as the case may be, has not become exercisable by such initial Expiration Date. During the period of such extension, the per share exercise price of Option Component A and Option Component B, as the case may be (to the extent not previously exercised), will increase at the end of each month during such extension period at an annual rate of 10%. Mr. Donald will vest in 25% of Option Component A and in 25% of Option Component B on the Effective Date and on each of the first through third anniversaries of the Effective Date, provided the Optionee is in the employ of Pathmark on each such date. Upon the occurrence of a Minimum IPO (as defined below) while the Optionee is in the employ of the Company, the entire Option shall immediately and fully vest. In addition, the Option will immediately and fully vest upon the occurrence of Change in Control (as defined below) occurring prior to the Termination Event (as defined below). If Mr. Donald's employment with the Company shall end as a result of a Termination Event, then, as of the applicable date of termination, the entire Option (whether or not then vested) will be immediately and irrevocably forfeited.

    Except for purposes of tag-along rights under Article V of the Stockholders Agreement and the piggyback rights under Article VI of the Stockholders Agreement, the Option shall not be exercisable (even though the Option or a portion thereof is vested) unless and until it becomes exercisable in accordance with the following provisions:

    (i) The Exercisable Percentage (as defined below) of each component of the Option will become exercisable if the ML Investors (as defined in the Stockholders Agreement) have a Realization

       Event (as defined below) in respect of the Common Stock at a per share price in excess of the amounts (the "Target Prices") set forth below:

                                                                          TARGET PRICE PER       TARGET PRICE PER
                                                                            SHARE/OPTION      SHARE/OPTION COMPONENT
PERIOD OF TIME                                                               COMPONENT A                 B
------------------------------------------------------------------------  -----------------  -------------------------
Prior to 2/1/00.........................................................      $     100              $     250
2/1/00 to 1/31/01.......................................................      $     125              $     250
2/1/01 and after........................................................      $     150              $     350

    (ii) Notwithstanding the above, if the ML Investors have a Realization Event for more than 15% of the shares of Common Stock beneficially owned by them on the date of grant and Option at a per share price in excess of the Target Price described above applicable to the date when such Realization Event occurs, then the components of the Option for which such Target Prices have been achieved shall become immediately vested and exercisable and the exercise price shall not thereafter increase.

    In the event that Mr. Donald becomes entitled to any tag-along rights under
Section 5.6 or registration rights under Section 6.2 of the Stockholders Agreement, he will be permitted to exercise his sale or transfer rights with respect to the portion of the Option for which the Target Price has been met. For purposes of Section 5.6(b) of the Stockholders Agreement, 100% of the portion of the Option for which the Target Amount has been realized will be considered exercisable in order to determine the number of shares to be included under Section 5.6(b) of the Stockholders Agreement. If, prior to the Expiration Date, the Board determines that it is necessary or desirable to list, register or qualify the shares of Common Stock subject to the Option, and if such listing, registration or qualification is delayed beyond the Expiration Date, the vested and exercisable portion of the Option will remain exercisable until 30 days after such listing, registration, or qualification is accomplished.

    Pursuant to the Donald Agreement, the Company lent Mr. Donald $4.5 million (the "Loan") evidenced by 16 separate promissory notes. Under the terms of each note, if Mr. Donald is in full employment of the Company on a quarterly anniversary of the Effective Date, Mr. Donald's obligation to pay such note maturing on such date will be forgiven as to principal, but not any then accrued and unpaid interest. In the event his employment ends at any time during the term of the Donald Agreement prior to a Change in Control as a result of a Termination Event, each note will become immediately due and payable as to all outstanding principal and all accrued and unpaid interest. These notes bear interest at a blended rate of approximately 6%. The Loan is on a full recourse basis and secured by the Equity Strip, the Option and any shares acquired upon exercise of the Option.

    In the event of Mr. Donald's Involuntary Termination, Pathmark will pay him
(w) the full amount of any accrued but unpaid base salary, plus a cash payment (calculated on the basis of the base salary then in effect) for all unused vacation time which Mr. Donald may have accrued as of the date of Involuntary Termination; (x) the amount of any earned but unpaid Annual Bonus for any Fiscal Year of Pathmark ended on or prior to the date of Involuntary Termination; (y) any unpaid reimbursement for business expenses; and (z) a severance amount equal to four times Mr. Donald's annual rate of salary, based upon the annual rate then in effect immediately prior to the date of termination, payable in monthly installments over 24 months. In addition, in the event of an Involuntary Termination, Mr. Donald and his eligible dependents shall continue to be eligible to participate in the medical, dental, health and life insurance plans applicable to Mr. Donald immediately prior to the Involuntary Termination on the same terms and conditions in effect immediately prior to such Involuntary Termination until the earliest to occur of (i) the end of the 24-month period after the date of termination, (ii) the date Mr. Donald becomes eligible to be covered under the benefit plans of a subsequent employer and (iii) the date Mr. Donald breaches any of the protective covenants described below. Furthermore, in the event of an Involuntary Termination, the Equity Strip will automatically and without the need for further action or consent by Pathmark become fully vested in the manner provided by the Stock Award Agreement, and the Option will continue to remain outstanding to the extent provided by the Option Agreement. All notes not previously delivered to Mr. Donald will automatically and without the need for further action or consent by Pathmark be delivered by the escrow agent to Mr. Donald marked "Paid in Full" upon payment by Mr. Donald of any then accrued but unpaid interest on the Loan. During the 30 day period beginning 6 months after a Change in Control, Mr. Donald shall be eligible to resign from the Company for no stated reason and receive all the amounts listed in clauses (w), (x), (y), and (z) above. Any such resignation in such 30-day period following a Change in Control shall be treated as an Involuntary Termination for all purposes of this Agreement.

    In the event Mr. Donald's employment ends at any time during the term as a result of a Termination Event, the Company shall pay him only the amounts decried in clauses (w), (x) and (y) above, and Mr. Donald will immediately forfeit the Equity Strip and the Option. In addition, each note will become immediately due and payable as to all outstanding principal and all accrued and unpaid interest if Mr. Donald's employment ends prior to a Change in Control as a result of a Termination Event.

    Although, in the event of an Involuntary Termination, Mr. Donald has no duty to mitigate the severance amount by seeking new employment, any severance amount payable during the second year of the severance period shall be reduced by any compensation or benefits Mr. Donald earns in connection with any employment by another employer.

    The Donald Agreement includes protective covenants that prohibit Mr. Donald from engaging (i) in any activity in competition with Pathmark, or any parent or subsidiary thereof or (ii) in soliciting employees or customers of Pathmark, or any parent or subsidiary thereof, during his term of employment and up to two years thereafter. The Donald Agreement also includes a confidentiality clause which prohibits Mr. Donald from disclosing any confidential information regarding Pathmark.

    The following definitions apply to the terms of the Donald Agreement:

    "CAUSE" means the termination of Mr. Donald's employment with Pathmark because of (i) his willful an repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of his employment after notice from Pathmark of such failure and his inability or unwillingness to correct such failure within 30 days of such notice, (ii) his conviction of a felony or plea of no contest to a felony or
    (iii) perpetration by Mr. Donald of a material dishonest act or fraud against Pathmark or any parent or subsidiary thereof; provided however, that, before Pathmark may terminate Mr. Donald for Cause, the Board shall deliver to him a written notice of Pathmark's intent to terminate him for Cause, including the reasons for such termination, and Pathmark must provide him an opportunity to meet once with the Board prior to such termination.

    "CHANGE IN CONTROL" means the acquisition by a person (other than a person or group of persons that beneficially owns an equity interest in SMG-II or Pathmark on the Effective Date or any person controlled thereby) of more than 50% control of the voting securities of SMG-II as a result of a sale of voting securities after the Effective Date by the persons who, on the Effective Date, have a beneficial interest in such voting securities, but shall not include any change in the ownership of Pathmark or SMG-II resulting from a public offering.

    "COMMON STOCK" means SMG-II Class A Common Stock, par value $0.01 per share.

    "EXERCISABLE PERCENTAGE" means (i) in connection with a Third Party Sale, the percentage of the shares of Common Stock subject to the Option that Mr. Donald is entitled to sell pursuant to the exercise of his "tag-along" rights under the Stockholders Agreement and (ii) in connection with a Public Offering, the percentage of the shares of Common Stock then beneficially owned by the ML Investors (as defined in the Stockholders Agreement) which are sold in the Public Offering.

    "GOOD REASON" means Mr. Donald's resignation because of (i) the failure of Pathmark to pay any material amount of compensation to Mr. Donald when due,
    (ii) a material adverse reduction or material adverse diminution in Mr. Donald's titles, duties, positions or responsibilities with Pathmark, including, but not limited to, failure by Pathmark to elect Mr. Donald to the office of Chief Executive Officer, or (iii) any other material breach by Pathmark of the Donald Agreement. In order to assert Good Reason, Mr. Donald must provide written notification of his intention to resign within 30 business days after he knows or has reason to know the occurrence of any such event. After Mr. Donald provides such written notice to Pathmark, Pathmark shall have 15 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason.

    "INVOLUNTARY TERMINATION" means (i) the termination of Mr. Donald's employment by Pathmark other than for Cause or disability or (ii) Mr. Donald's resignation of employment with Pathmark for Good Reason.

    "MINIMUM IPO" means a Public Offering of the Common Stock after the Date of Grant at the conclusion of which the aggregate price for all the shares of Common Stock having been sold to the public in such Public Offering, plus the aggregate offering price for all shares of Common Stock sold in all prior Public Offerings of Common Stock occurring after the date that Mr. Donald is granted any Option, exceeds $50 million.

    "PREFERRED STOCK" shall mean a new series of convertible preferred stock that will be issued for purposes of the Donald Agreement.

    "PUBLIC OFFERING" means a public offering of the Common Stock pursuant to an effective registration statement under the Securities Act.

    "REALIZATION EVENT" means the receipt by the ML Investors (as defined in the Stockholders Agreement) of cash or property from an unrelated third party as consideration for the sale of shares of Common Stock then beneficially owned by the ML Investors. For purposes of the Donald Agreement, any property other than cash received by the ML Investors in the Realization Event will have the value ascribed to such property by the parties to such sale.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement, dated as of February 4, 1991, as amended, among SMG-II and its stockholders.

    "TERMINATION EVENT" shall mean Mr. Donald's resignation without Good Reason or a termination by Pathmark for Cause.

    "THIRD PARTY SALE" means a sale of Common Stock subject to Section 5.6 of the Stockholders Agreement.

OTHER EXECUTIVE AGREEMENTS

    As of May 23, 1994, the Company entered into an employment agreement with Mr. Crowley. As of September 9, 1994, the Company entered into an employment agreement with Mr. Marshall. As of June 1, 1995, the Company entered into an employment agreement with Mr. Rallo and Mr. Joyce, respectively. The four above mentioned employment agreements are hereinafter referred to collectively as the "Employment Agreements". Each of the Employment Agreements is for an initial term of two years. The term of each Employment Agreement is automatically extended for an additional year on (a) August 1, 1997 for Mr. Crowley and on each successive August 1st thereafter; (b) February 1, 1998 for Mr. Marshall and on each successive February 1st thereafter, and (c) June 1, 1997 for Mr. Rallo and Mr. Joyce and on each successive June 1st thereafter. Under the terms of his respective Employment Agreement, each executive is entitled to a minimum annual base salary of (a) $280,000 for Mr. Crowley; (b) $300,000 for Mr. Marshall, (c) $245,000 for Mr. Rallo, and (d) $225,000 for Mr. Joyce, which salary is subject to upward adjustment by the Company. The Employment Agreements also provide that each executive shall be entitled to receive an annual bonus of up to 66% of his annual base salary with respect to Messrs. Crowley and Marshall and up to 55% of his annual base salary with respect to Messrs. Joyce and Rallo, and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark or as may be deemed appropriate by the Compensation Committee of the Board of Directors of SMG-II.

    In the event one of the four above named executives' employment is terminated by the Company without Cause (as defined in the Employment Agreements), or by the executive for Good Reason (as defined in the Employment Agreements) prior to the termination of the applicable Employment Agreement, such executive will be entitled to continue to receive his base salary and continued coverage under health and insurance plans for the period commencing on the date of such termination or resignation through the date of applicable Employment Agreement would have expired had it not been automatically renewed but for said termination or resignation, reduced by any compensation or benefits which the executive is entitled to receive in connection with his employment by another employer during said period.

    The Employment Agreements contain agreements by the executives not to compete with the Company as long as they are receiving payments under an employment agreement and an agreement by the executives not to disclose confidential information.

    On March 20, 1996 (the "Retirement Date"), Mr. Futterman retired as Chairman and Chief Executive Officer of the Company. Pursuant to the Retirement Agreement, Mr. Futterman will be entitled to receive his base salary at the annual rate of $525,000 per year during the period, commencing on the day following the Retirement Date and ending on July 31, 1998, or the date of his death, if earlier (the "Benefit Period"), plus the bonus or bonuses attributable to the financial targets set forth for the Company under its Executive Incentive Plan ("EIP") that he would have earned (a maximum of 75% of base salary) had his employment continued through the Benefit Period, subject to the Company reaching the applicable financial targets set under the EIP or any other bonus plan; provided however, that the minimum bonus paid for each fiscal year of the Company ending during the Benefit Period, subject to the Company reaching the applicable financial targets set under the EIP or any other bonus plan, shall not be less than 25% of the 75% target amount. Additionally, Mr. Futterman will be entitled to receive continued health coverage through the Benefit Period under the Company's health and insurance plans applicable to him immediately prior to the Retirement Date. Each of the above described payments and benefits shall be reduced by any compensation or benefits he is entitled to receive in connection with any employment by another employer during the Benefit Period; provided, however, that such reduction shall not apply to the first $100,000 of compensation and benefits earned by Mr. Futterman for any calendar year during the Benefit Period. The Retirement Agreement also provides that Mr. Futterman shall be entitled to be reimbursed by the Company for secretarial and office expenses incurred by him during the two year period beginning September 1, 1996, up to $30,000 per year (or an aggregate reimbursement of $60,000). Additionally, pursuant to the terms of the Retirement Agreement, the Company made a cash lump sum payment to Mr. Futterman of $1.5 million on April 1, 1996.

    The Company retained John W. Boyle, a Director of the Company, to act as its interim Chairman and Chief Executive Officer for the period of March 20, 1996 through October 7, 1996 (the 'Transition Period"). Under the terms of the consulting arrangement between the Company and Mr. Boyle, the Company paid Mr. Boyle a consulting fee of $41,667 per month plus living and travel expenses during the Transition Period. In addition, Mr. Boyle received a completion bonus of $100,000 when Mr. Donald commenced employment with the Company.

    COMPENSATION OF DIRECTORS

    Each director who is not employed by the Company or one of its subsidiaries, MLCP, SPI or the Equitable Investors or its affiliates receives an annual retainer of $20,000 per year, plus travel expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to January 10, 1997, Messrs. Burke, Khanna and McLean comprised the Compensation Committee and were responsible for decisions concerning compensation of the executive officers of the Company. Messrs. Burke and McLean are directors of MLCP and they, along with Mr. Khanna, have been retained by MLCP as consultants. MLCP is an indirect wholly-owned subsidiary of ML & Co. See "Security Ownership of Certain Beneficial Ownership and Management." On January 10, 1997, Mr. Boyle became a member of the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

    The Compensation Committee is composed entirely of non-employee directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid to the Chief Executive Officer and certain other executive officers of the Company and its subsidiaries.

    The objectives of the Company's executive compensation program are to:

       - Provide compensation that will attract and retain superior talent and reward individual performance.

       -  Support the achievement of desired Company performance goals.

       - Align the executive officers' interests with the interests of the Company by placing a portion of pay at risk with payout dependent upon corporate performance.

    The executive compensation program is designed to provide an overall level of compensation opportunity that is above the median level of the market contingent on achieving superior levels of performance. Base salaries are generally at or around the labor market median. Annual and long-term incentive targets are established so that compensation is greater or less than the market average depending on corporate and individual performance. The Compensation Committee will use its discretion to set executive compensation where in its judgement, circumstances warrant it.

    Competitive pay levels are determined by reviewing compensation levels of food retail and supermarket industries, as well as with a broader group of companies of comparable size and complexity. The Company uses survey data from several compensation consulting firms to determine these pay levels.

EXECUTIVE OFFICER COMPENSATION PROGRAM

    The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and pension plans generally available to non-union full-time associates of the Company.

BASE SALARY

    Salary levels for executive officers, are determined by:

       - evaluating each position's responsibilities and accountabilities, as compared to other positions within the Company, and

       - comparing to salaries at companies in the food retail and supermarket industries and at other comparable companies as previously described.

    Each year, a formal performance review is conducted and salary increases are granted to reward performance under the Company's "Pay for Performance" program. Increases to salary are influenced by 1) individual performance against established goals, 2) an associate's position within his/her established salary range, and 3) budgetary guidelines.

    These salary increase guidelines are set each year, taking into account published salary planning information from compensation consultants, economic data available from the Bureau of Labor Statistics, surveys of selected food retail and supermarket chains with whom we routinely share compensation data, competitive position against the market, and expected Company financial performance.

    To determine increases to the salaries of certain executive officers, the Compensation Committee follows the "Pay for Performance" concept and considers changes in responsibilities and any equity issues that may exist.

ANNUAL INCENTIVE COMPENSATION

    The Executive Incentive Plan ("EIP") is the Company's annual incentive program for executive officers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve pre-established individual performance goals and/or the Company's financial goals. Goals for Company and business unit performance are set near the beginning of each fiscal year and are measured based on Earnings Before Interest, Taxes, Depreciation, Amortization and LIFO charges ("EBITDA"), sales targets and debt levels.

    Target incentive awards for executives in Fiscal 1996 ranged from 31.25% to 75% of base salary and are set at a competitive level as previously discussed and depends on the level of each position based on an evaluation of its responsibilities and accountabilities and its contribution to Company results. Individual performance is taken into account in determining bonuses. For Fiscal 1996, the Compensation Committee authorized an incentive payment equal to 20% of maximum incentive opportunity for each named executive officer, except the Chief Executive Officer (see Chief Executive Officer Compensation below), based on individual performance goals. The Company did not achieve any of its predetermined financial goals for incentive purposes.

STOCK OPTION PROGRAM AND INVESTMENT OPPORTUNITY

    The stock option program is the Company's long-term incentive plan for executive officers. The objectives of the program are to align executive and Company long-term interests by creating a strong and direct link between executive pay and financial results, and to encourage executives to develop and maintain a significant, long-term stock ownership position in the Company.

    The 1987 Management Investor Stock Option Plan authorizes the Compensation Committee to award stock options, either incentive or non-qualified, to key executives at an option price which equals the fair market value of the Company's Common Stock on the date of grant. Options are awarded based on an executive's position level and contribution to Company results. Options have ten-year terms. The amount, timing and type of awards are as the Committee, in its discretion, deems appropriate.

    In addition, certain executives are given the opportunity to invest in the Company directly through the purchase of shares of Common Stock. Certain executives can participate in a low-interest loan program to help finance stock purchases.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Futterman served as Chief Executive Officer of the Company for part of fiscal 1996, resigning from that position on March 20, 1996. Mr. Futterman was compensated in the same manner as other executive officers of the Company.

    Mr. Boyle served as interim Chief Executive Officer from March 20, 1996 to October 7, 1996, after Mr. Futterman resigned, and was compensated as a consultant at the negotiated rate of $41,667 per month.

    On October 8, 1996, James L. Donald joined the Company as Chief Executive Officer. Prior to joining the Company, Mr. Donald Was Corporate Senior Vice President and Eastern Division General Manager for Safeway, Inc.

    The fiscal 1996 compensation for Mr. Donald was set forth in the Donald Agreement. The compensation elements under the Donald Agreement include base salary, bonus, a loan and long-term incentives. These compensation elements were extensively negotiated between Mr. Donald and the Board prior to his employment with the Company and reflect the Board's judgment as to a competitive total compensation program that would be necessary to engage Mr. Donald as the Chief Executive Officer of the Company, and to compensate him for amounts forfeited or foregone as a result of his resignation from his prior employer.

BASE SALARY

    The Donald Agreement sets Mr. Donald's fiscal 1996 base salary at a rate of $600,000 per annum.

BONUS

    For fiscal 1996, pursuant to the terms of the Donald Agreement, Mr. Donald was paid a guaranteed annual bonus of $175,000. Beginning with the first full fiscal year of his employment with the Company, Mr. Donald's annual bonus will be paid pursuant to the EIP based on the achievement of targets set by the Board for all executive officers, provided however that for fiscal 1997 Mr. Donald is guaranteed a minimum annual bonus of $425,000. In addition, Mr. Donald received a one-time signing bonus of $1,000,000.

LOAN

    The Company also gave Mr. Donald a $4.5 million secured loan which will be forgiven as to principal, but not as to interest, in quarterly increments during a period of five years, provided that he remains employed by the Company.

LONG-TERM INCENTIVES

    The long-term incentives for Mr. Donald are divided into two components: stock options and restricted stock. The restricted stock vests at the end of the term of the Donald Agreement and under certain other limited circumstances. The restricted stock grant is designed to provide Mr. Donald with an incentive to remain employed by the Company and will generally be forfeited if he resigns or is terminated.

    Mr. Donald received a stock option to purchase shares of SMG-II Common Stock. The stock option is divided equally into two components that have an initial exercise price of $100 and $150 per share, respectively. The exercise price for each component will increase over time according to a schedule included in the Donald Agreement. The stock option grant is intended to provide Mr. Donald with an incentive to enhance shareholder equity value.

                                          Stephen M. McLean, Chairman
                                          James. J. Burke, Jr.
                                          Sunil C. Khanna
                                          John W. Boyle

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    Since February 4, 1991, all shares of the Holdings Common Stock are held by SMG-II. All shares of SMG-II capital stock are subject to the terms and provisions of the SMG-II Stockholders Agreement. See Certain Relationships and Related Transactions. As of May 5, 1997, the number of shares of Holdings Preferred Stock and SMG-II (i) Class A Common Stock, (ii) Class B Common Stock,
(iii) Series A Preferred Stock, (iv) Series B Preferred Stock and (v) Series C Preferred Stock, beneficially owned by the persons known by management of the Company to be the beneficial owners of more than 5% of the outstanding shares of any class as "beneficial ownership" has been defined under Rule 13d-3, as amended, under the Securities Exchange Act of 1934, are set forth in the following table:

                                                                                                 NUMBER       % OF
NAME                                                                                           OF SHARES      CLASS
---------------------------------------------------------------------------------------------  ----------     -----
SMG-II Class A Common Stock
  Merrill Lynch Capital Appreciation Partnership No. IX, L.P. (2)............................   488,704.8        65.2
  ML Offshore LBO Partnership No. IX(2)......................................................    12,424.7         1.7
  Barfield House
  St. Julians Avenue
  St. Peter Port
  Guernsey
  Channel Islands
  ML Employees LBO Partnership No. I, L.P.(2)................................................    12,148.6         1.6
  ML IBK Positions, Inc.(3)..................................................................    21,258.9         2.8
  Merchant Banking L.P. No. 1(3).............................................................       8,119         1.1
  Merrill Lynch KECALP L.P. 1987(3)..........................................................       7,344         1.0
  CBC Capital Partners, Inc.(4)..............................................................      30,000         4.0
  270 Park Avenue
  New York, NY 10017
  Management and other employees (including former employees of Pathmark)....................     169,419(1)       22.6
  301 Blair Road
  Woodbridge, NJ 07095
SMG-II Class B Common Stock
  The Equitable Life Assurance Society of the United States(5)...............................     114,000        35.6
  c/o Alliance Corporate Finance Group Incorporated
  1345 Avenue of the Americas, 39th Floor
  New York, NY 10005
  Equitable Deal Flow Fund, L.P.(5)..........................................................     150,000        46.9
  c/o Alliance Corporate Finance Group Incorporated
  1345 Avenue of the Americas, 39th Floor
  New York, NY 10005
  Equitable Variable Life Insurance Company(5)...............................................      36,000        11.3
  c/o Alliance Corporate Finance Group Incorporated
  1345 Avenue of the Americas, 39th Floor
  New York, NY 10005
  CBC Capital Partners, Inc.(4)..............................................................      20,000         6.2
SMG-II Series A Preferred Stock (6)..........................................................
  Merrill Lynch Capital Appreciation Partnership No. B-X, L.P.(2)............................     133,043        56.2
  ML Offshore LBO Partnership No. B-X(2).....................................................      40,950        17.3
  MLCP Associates, L.P. No. II(2)............................................................       1,740          .7
  ML IBK Positions, Inc.(3)..................................................................    46,344.5        19.6
  Merchant Banking L.P. No. IV(3)............................................................       3,779         1.6
  Merrill Lynch KECALP L.P. 1989(3)..........................................................       7,000         3.0
  Merrill Lynch KECALP L.P. 1991(3)..........................................................     3,874.5         1.6
SMG-II Series B Preferred Stock(6)
  CBC Capital Partners, Inc.(4)..............................................................      12,500         7.0
  The Equitable Life Assurance Society of the United States..................................      84,134        46.5
  Equitable Deal Flow Fund, L.P.(5)..........................................................      84,135        46.5

SMG-II Series C Preferred Stock(6)...........................................................       8,520       100.0
  James Donald
  301 Blair Road
  Woodbridge, NJ 07095
Holdings Preferred Stock(7)(8)
  Fidelity Management & Research Company(9)..................................................     978,425        20.0
  82 Devonshire Street
  Boston, MA 02109
  Sun America, Inc...........................................................................     300,785         6.2
  1 Sun American Center
  Century City
  Los Angeles, CA 90067-6022
  Massachusetts Financial Services Company(10)...............................................     591,925        12.1
  500 Boylston Street
  Boston, MA 02116
  State Street Research & Management Company(11).............................................     453,540         9.3
  One Financial Center, 38th Floor
  Boston, MA 02111
  IDS Financial Services, Inc.(12)...........................................................     275,000         5.6
  80 South 8th Street
  Minneapolis, MN 55440
  Van Kampen American Capital(13)............................................................     331,251         6.8
  2800 Post Oak Blvd.
  Houston, Texas 77056

------------------------

(1) Includes presently exercisable options granted under the Plan for 76,943 shares of SMG-II Class A Common Stock held by Management Investors.

(2) MLCP and its affiliates are the direct or indirect managing partners of ML Offshore LBO Partnership No. IX, Merrill Lynch Capital Appreciation Partnership No. IX, L.P., ML Employees LBO Partnership No. 1, L.P., Merrill Lynch Capital Appreciation Partnership No. B-X, L.P., ML Offshore LBO Partnership No. B-X and MLCP Associates, L.P. No. II. Such entities and those disclosed in footnote (3) below are referred to herein as the ML Investors. The address of such entities is c/o Merrill Lynch Capital Partners, Inc., in care of Stonington Partners, Inc., 767 Fifth Avenue, New York, New York 10153. MLCP is an indirect wholly owned subsidiary of ML&Co. The partners and principals of SPI (including Messrs., Burke, McLean and Khanna) are consultants to MLCP. Mr. Bowman is Chief Executive Officer of MLCP.

(3) Merchant Banking L.P. No. 1, Merchant Banking L.P. No. IV, Merrill Lynch KECALP L.P. 1987, Merrill Lynch KECALP L.P. 1989, Merrill Lynch KECALP 1991 and ML IBK Positions, Inc. are indirectly controlled by ML&Co. The address of such entities is c/o James Caruso, Merrill Lynch & Co., Inc., World Financial Center, South Tower, New York, New York, 10080-6123.

(4) CBC Capital Partners, Inc. is an affiliate of Chase Manhattan Corp.

(5) The Equitable Investors are separate purchasers who are affiliates of each other.

(6) SMG-II Preferred stock may be converted into an equivalent number of shares of common stock of SMG-II in accordance with its terms.

(7) Voting rights are limited to the election of two directors to the Board of Holdings.

(8) The information with respect to State Street Research & Management Company, IDS Financial Services, Inc., Massachusetts Financial Services Company, Van Kampen American Capital and Fidelity Management & Research Company was derived from investment information filed with the Securities and Exchange Commission in 1996.

(9) To the best of the Company's knowledge, shares of Holdings Preferred Stock are owned by five funds managed by Fidelity Management & Research Company. Such shares are owned of record as follows: 366,933 shares by Fidelity Capital & Income Fund, 324,488 shares by Fidelity Spartan High Income Fund, 100,562 shares by Fidelity Equity-Income Fund, 70,123 shares by Fidelity Asset Manager, and 116,319 shares by Fidelity Advisor High Yield Fund.

(10) To the best of the Company's knowledge, shares of Holdings Preferred Stock are owned by two funds managed by Massachusetts Financial Services Company. Such shares are owned of record as follows: 569,098 shares by MFS High Income Fund and 22,827 shares by MFS Multimarket Income Trust.

(11) To the best of the Company's knowledge, shares of Holdings Preferred Stock are owned by one fund managed by State Street Research and Management Company. Such shares are owned of record as follows: 453,540 shares by State Street Research High Income Fund.

(12) To the best of the Company's knowledge, shares of Holding Preferred Stock are owned by one fund managed by American Express Financial Advisors. Such shares are owned of record as follows: 275,000 shares by IDS Extra Income Fund.

(13) To the best of the Company's knowledge, shares of Holdings Preferred Stock are owned of record by one fund managed by Van Kampen American Capital.

    No officer or director claims beneficial ownership of any share of Holdings Common Stock, or of SMG-II stock other than SMG-II Class A Common Stock, except Mr. Donald who claims beneficial ownership of 8,520 (100%) shares of SMG-II Series C Preferred Stock. As of May 5, 1997 the number of shares of SMG-II Class A Common Stock and Holdings Preferred Stock beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group is as follows:

                                                      SMG-II CLASS A
                                                       COMMON STOCK                       HOLDINGS PREFERRED
NAME                                                 NUMBER OF SHARES     % OF CLASS       NUMBER OF SHARES       % OF CLASS
---------------------------------------------------  -----------------  ---------------  ---------------------  ---------------
Mathias Bowman(1)..................................         --                --                  --                  --
John W. Boyle(2)...................................          3,000             *                  --                  --
James J. Burke, Jr.(1).............................         --                --                  --                  --
James Donald.......................................         19,851               2.6              --                  --
Jack Futterman(2)..................................         23,000               3.0              --                  --
Neill Crowley(2)...................................          1,000             *                  --                  --
U. Peter C. Gummeson...............................         --                --                  --                  --
Sunil C. Khanna....................................            700             *                  --                  --
Stephen M. McLean(1)...............................         --                --                  --                  --
Ron Marshall(2)....................................          2,000             *                  --                  --
Ronald Rallo(2)....................................          3,250             *                     966               *
Jerry G. Rubenstein(2).............................          2,500             *                  --                  --
Robert Joyce(2)....................................          3,200             *                  --                  --
James B. Upchurch..................................         --                --                  --                  --
Steven L. Volla....................................         --                --                  --                  --
Directors and named executive officers as a
  group(1)(2)......................................         66,011               8.8                 966               *

------------------------

*   Less than 1%

(1) Does not include 550,000 shares of SMG-II Class A Common Stock or 236, 731.5 shares of SMG-II Series A Preferred Stock owned beneficially by a group of which MLCP is a part. Messrs. Burke, McLean and Bowman, directors of MLCP, disclaim beneficial ownership in all such shares.

(2) Includes presently exercisable options granted under the Plan to purchase shares of SMG-II Class A Common Stock, as follows: Mr. Futterman, 13,000; Mr. Crowley, 1,000; Mr. Marshall, 2,000; Mr. Joyce, 2,500; Mr. Rallo, 2,850, Mr. Rubenstein, 1,000; and Mr. Boyle, 3,000 and all directors and executive officers as a group, 31,110.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The holders of SMG-II Preferred Stock are a party with the holders of SMG-II Common Stock to the SMG-II Stockholders Agreement, which, among other things, restricts the transferability of SMG-II capital stock and relates to the corporate governance of SMG-II and Holdings. Among other provisions, the SMG-II Stockholders Agreement requires a vote of at least 80% of the members of the Board of Directors to cause the Company to conduct any business other than that engaged in by the Company in February 1991 and the approval of stockholders representing 66 2/3% of the number of shares of SMG-II voting capital stock voting together as a single class for SMG-II to enter into any Significant Transaction (as defined), including certain mergers, sales of assets, acquisitions, sales or redemptions of stock, the amendment of the certificate of incorporation or by-laws or the liquidation of SMG-II. The SMG-II Stockholders Agreement also provides that SMG-II must obtain the prior written consent of the Equitable Investors with respect to certain of these transactions and that the Equitable Investors have certain preemptive rights with respect to the sale of capital stock of Holdings or the Company.

    The SMG-II Stockholders Agreement also contains an agreement of the stockholders of SMG-II with respect to the composition of SMG-II's and Holdings' Board of Directors. Under this agreement, the Merrill Lynch Investors will be entitled to designate up to seven directors, the Management Investors will be entitled to designate up to three directors and the Equitable Investors will be entitled to designate one director to both of SMG-II's and Holdings' Boards of Directors. Such agreement furthermore entitles the Merrill Lynch Investors to designate a majority of Holdings' Board of Directors at all times. By having the ability to designate a majority of Holdings' Board of Directors, the Merrill Lynch Investors have the ability to control the Company. The Merrill Lynch Investors are controlled by ML&Co.

    In addition to the foregoing, the SMG-II Stockholders Agreement contains terms restricting the transfer of SMG-II Common Stock and SMG-II Preferred Stock (collectively, the "SMG-II Stock") by the stockholders of SMG-II, and providing to the stockholders of SMG-II rights of first offer with respect to resales of SMG-II Stock, rights of first refusal with respect to certain issuances of shares of SMG-II Stock, certain rights to demand or participate in registrations of shares of SMG-II Stock under the Securities Act and certain "tag-along" rights.

    In October 1996, pursuant to the Donald Agreement, James L. Donald, an Officer and Director, was provided by Pathmark with a four-year loan of $4.5 million. The foregoing indebtedness to Pathmark is evidenced by 16 full recourse promissory notes for $281,250 each bearing interest at the short-term or intermediate-term federal rate in effect as of the date of each note (blended rate of approximately 6%) and secured by the Equity Strip and the Option. Under the Donald Agreement, one promissory note will be forgiven at the end of each quarter of a year during which Mr. Donald remains employed by Pathmark. In the event that Mr. Donald resigns his employment without Good Reason or is terminated for Cause or in the event of his death, the outstanding portion of the loan will become immediately due and payable. As of April 1, 1997, Mr. Donald remained indebted to the Company in the amount of $4,218,750.

    The Company retained John W. Boyle, a Director of the Company, to act as its interim Chairman and Chief Executive Officer for the Transition Period. Under the terms of the consulting arrangement between the Company and Mr. Boyle, the Company paid Mr. Boyle a consulting fee of $41,667 per month ($288,980 in the aggregate) plus living and travel expenses during the Transition Period. In addition, Mr. Boyle received a completion bonus of $100,000 when Mr. Donald commenced employment with the Company.

    In March 1990, Jerry G. Rubenstein, a Director, borrowed from Holdings $100,000 in order to help finance his purchase of Holdings' Class A Common Stock. Subsequently, such shares of Holdings' Class A Common Stock were exchanged for shares of SMG-II Class A Common Stock. The foregoing indebtedness to Holdings is evidenced by a full recourse promissory note (the "Recourse Note"). The Recourse Note is for a term of ten years and bears interest at the rate of 8.02% per annum, payable annually. Except as otherwise provided in the Recourse Note, no principal on such recourse loan shall be due and payable until the tenth anniversary of the date of issue of such Recourse Note. Under the terms of the agreement pursuant to which the shares of Holdings' Class A Common Stock were exchanged for shares of SMG-II Class A Common Stock, the Company is obligated to pay to each Management Investor who pays interest on his Recourse Note (except under certain circumstances) an amount equal to such interest, plus an amount sufficient to pay any income taxes resulting from the above described payment after taking into account the value of any deduction available to him as a result of the payment of such interest or taxes. As of April 1, 1997, Mr. Rubenstein remained indebted to Holdings in the amount of $100,000.

                                          By Order of the Board of Directors

                                                    Marc A. Strassler
                                                        SECRETARY

PROXY                       SUPERMARKETS GENERAL           PREFERRED STOCK
                            HOLDINGS CORPORATION

      PROXY FOR ANNUAL MEETING OF PREFERRED STOCKHOLDERS, JUNE 13, 1997

(THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS)

      The undersigned hereby appoints James Donald, Ron Marshall and Marc Strassler, or a majority of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Preferred Stockholders of Supermarkets General Holdings Corporation to be held at 200 Milik Street, Carteret, New Jersey, on Friday, June 13, 1997 at 4:00 P.M. local time, and at any adjournment thereof, and to vote the shares of Preferred Stock the undersigned would be entitled to vote if personally present.

                                          Change of Address

                              __________________________________________

                              __________________________________________

                              __________________________________________
                              (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                 PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY

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


In the absence of specific directors noted below, it is understood that the        Please mark    /X/
undersigned's shares of Preferred stock will be voted in favor of proposal         your votes as
No. 1. Receipt of the copy of the Annual Report on Form 10-K, Notice of Annual     indicated in
Meeting of Stockholders and Proxy Statement dated May 13, 1997 is hereby           this example
acknowledged.


Item 1 - Proposal to elect James B. Upchurch        FOR      WITHHOLD
and Steven L. Volla as directors                   /  /        /  /




If your wish to vote the election of directors and withhold authority to vote for any of the individual nominees, enter the name(s) of such nominee(s) below.

____________________________________________________________________________

                                                                                 WILL ATTEND   / /
                                                                                   MEETING

                                                                                 CHANGE OF     / /
                                                                                 ADDRESS ON
                                                                                REVERSE SIDE



SIGNATURE____________________________SIGNATURE__________________________ DATE_____________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

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